1 FOR IMMEDIATE RELEASE Tuesday, July 14, 2026 CONTACT: Kristen Bosch 217.365.4721 kristen.bosch@busey.com Busey, Dukeman Agree to Contract Extension Longtime Busey Chairman & CEO to Remain Through July 2029 Leawood, KS – First Busey Corporation (FBC) announced on Tuesday, July 14 that Chairman, President and CEO Van Dukeman will continue to lead the company and Busey Bank as CEO through July 1, 2029, per a letter agreement with the company. Dukeman will also continue to serve as Chairman and President of FBC, and as Chairman of the board of directors of Busey Bank. The contract extension formally reaffirms Dukeman’s commitment to Busey and continuing to earn the right to keep the organization independent. “This is an incredibly exciting time for our company,” Dukeman said of his decision to extend his term as Chairman and CEO with Busey. “Profitability is strong with our hallmark, quality balance sheet, valuable core deposit franchise and wealth management practice along with a disciplined relationship banking strategy. We are laser focused on executing our go-to-market strategy through our unique regional operating model, with a demonstrated commitment to Busey’s diverse geographic footprint that includes 80 locations across 10 states.” Dukeman has led Busey since 2007 when he was named President and CEO following the merger of equals with Main Street Bank and Trust, where he served as President and CEO from 1998 to the time of the Busey merger—in sum over 28 years as the CEO. Under his leadership, Busey has grown from $4 billion to more than $18 billion in assets over the last two decades through organic growth and by executing on a sequence of nine strategic acquisitions—resulting in transformational, intentional growth for Busey’s banking and wealth management services. Under Dukeman’s direction, Busey has built a full-scale commercial bank with a powerful combination of banking, wealth management and payments offerings—providing a full suite of financial solutions and nearly 1,900 dedicated associates serving Busey’s valued clients. Pursuant to the letter agreement, upon the end of his tenure as CEO, Dukeman will retain at least 300,000 shares of FBC’s common stock for a two-year period. “We have a best-in-class executive management team that lead and implement priority projects across the franchise,” Dukeman said. “Our board of directors and I have the utmost confidence in this team, their ability to lead and dedication to this great organization. Viable internal succession options exist with several executive team members able to step in when the time for leadership transition eventually arrives. I will continue to work together with all of them to ensure this company remains Busey well into the future.” Corporate Profile As of March 31, 2026, First Busey Corporation (Nasdaq: BUSE) was an $18.04 billion financial holding company headquartered in Leawood, Kansas. Busey Bank, a wholly-owned bank subsidiary of First Busey Corporation headquartered in Champaign, Illinois, had total assets of $18.01 billion as of March 31, 2026. Busey Bank currently has 80 banking centers, with 21 in central Illinois markets, 17 in suburban Chicago markets, 20 in the St. Louis Metropolitan Statistical Area, four in the Dallas-Fort Worth Metropolitan Statistical Area, three in the Kansas City Metropolitan Statistical Area, three in southwest Florida, three in Oklahoma, three in Colorado, three in Arizona, one in Indianapolis, Indiana, one in Wichita, Kansas, and one in Clayton, New Mexico. More information about Busey Bank can be found at busey.com.

2 Through Busey’s Wealth Management division, the Company provides a full range of asset management, investment, brokerage, fiduciary, philanthropic advisory, tax preparation, and farm management services to individuals, businesses, and foundations. Assets under care totaled $15.65 billion as of March 31, 2026. More information about Busey’s Wealth Management services can be found at busey.com/wealth-management. Busey Bank’s payment technology solutions specialize in the evolving financial technology needs of small and medium-sized businesses, highly regulated enterprise industries, and financial institutions. Busey provides comprehensive and innovative payment technology solutions, including online, mobile, and voice-recognition bill payments; money and data movement; merchant services; direct debit services; lockbox remittance processing for payments made by mail; and walk-in payments at retail agents. Additionally, Busey simplifies client workflows through integrations enabling support with billing, reconciliation, bill reminders, and treasury services. Busey is honored to be consistently recognized as an outstanding financial services organization with an engaged culture of integrity and commitment to community development. Nationally, American Banker named Busey a Best Bank to Work For since 2016 while Pensions and Investments has recognized us a Best Place to Work in Money Management since 2018. At the local level, Busey is continually honored among the Best Places to Work in Illinois (since 2016), Best Companies to Work For in Florida (since 2017) and Best Places to Work in Indiana (since 2024). ###